Exhibit 10.1

indie Semiconductor, Inc.

4.500% Convertible Senior Notes due 2027

Purchase Agreement

November 16, 2022

Goldman Sachs & Co. LLC,
As representative of the several Purchasers
named in Schedule I hereto,

200 West Street,

New York, New York 10282-2198.

Ladies and Gentlemen:

indie Semiconductor, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions set forth in this agreement (this “Agreement”), to issue and sell to the Purchasers named in Schedule I hereto (the “Purchasers”), an aggregate of $140,000,000 principal amount of the Company’s 4.500% Convertible Senior Notes due 2027 (the “Firm Securities”) and also to issue and sell at the election of the Purchasers, up to an aggregate of $20,000,000 additional principal amount of the Company’s 4.500% Convertible Senior Notes due 2027 (the “Optional Securities”). The Firm Securities and the Optional Securities that the Purchasers may elect to purchase pursuant to Section 2 hereof are herein collectively called the “Securities”. The Securities will be convertible into cash, shares of Class A common stock (the “Underlying Shares”), par value $0.0001 per share (“Stock”), of the Company, or a combination of cash and Underlying Shares, at the Company’s election. The Underlying Shares, together with the Company’s Class V common stock, par value $0.0001 per share (the “Class V Common Stock”) is referred to herein as the “Common Stock.”

1. The Company represents and warrants to, and agrees with, each of the Purchasers that:

(a) A preliminary offering memorandum, dated November 16, 2022 (the “Preliminary Offering Memorandum”), has been, and an offering memorandum, dated the date hereof (the “Offering Memorandum”), will be, prepared in connection with the offering of the Securities and any Underlying Shares issuable upon conversion thereof. The Preliminary Offering Memorandum, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(b)), is hereinafter referred to as the “Pricing Memorandum”. Any reference to the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum shall be deemed to refer to and include (i) all documents that are specifically incorporated by reference therein and (ii) all documents filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) or pursuant to the Securities Act of 1933, as amended (the “Act”), on or prior to the date of such Preliminary Offering Memorandum, Pricing Memorandum or Offering Memorandum, as applicable, and incorporated by reference therein and any reference to the Preliminary Offering Memorandum or the Offering Memorandum, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include (i) any documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Preliminary Offering Memorandum or the Offering Memorandum, as the case may be, and prior to such specified date and (ii) any Additional Issuer Information (as defined in Section 5(f)) furnished by the Company prior to the completion of the distribution of the Securities; and all documents filed under the Exchange Act and so deemed to be included or incorporated by reference in the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports” (provided that where only sections of such documents are specifically incorporated by reference, only such sections shall be considered to be part of the “Exchange Act Reports”). The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act or the Act, as applicable, and the applicable rules and regulations of the Commission thereunder; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule II(a) hereof. The Preliminary Offering Memorandum or the Offering Memorandum and any amendments or supplements thereto and the Exchange Act Reports did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with the Purchaser Information (as defined in Section 9(b) of this Agreement);

(b) For the purposes of this Agreement, the “Applicable Time” is 11:59 p.m., New York City time, on the date of this Agreement; the Pricing Memorandum, as supplemented by the information set forth in Schedule III hereto, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not, and as of each Time of Delivery (as defined in Section 4(a) of this Agreement), will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Company Supplemental Disclosure Document (as defined in Section 6(a)(i)) listed on Schedule II(b) hereto and each Permitted General Solicitation Material (as defined in Section 6(a)(i)) listed on Schedule II(d) hereto) does not conflict with the information contained in the Pricing Memorandum or the Offering Memorandum and each such Company Supplemental Disclosure Document and Permitted General Solicitation Material, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not, and as of each Time of Delivery will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in a Company Supplemental Disclosure Document or Permitted General Solicitation Material in reliance upon and in conformity with the Purchaser Information;

(c) Neither the Company nor any of its subsidiaries has, since the date of the latest audited financial statements included or incorporated by reference in the Pricing Memorandum, sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree that is material to the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Memorandum; and, since the respective dates as of which information is given or incorporated by reference in the Pricing Memorandum, there has not been any change in the capital stock (other than as a result of (x) the exercise of stock options, the vesting of restricted stock or restricted stock units or the granting of stock options, restricted stock or restricted stock units in the ordinary course of business pursuant to the Company’s equity plans that are described in the Pricing Memorandum or (y) the repurchase of Stock which were issued pursuant to the early exercise of stock options by option holders or restricted stock awards issued pursuant to the Company’s equity plans that are described in the Pricing Memorandum or (z) the exercise of warrants or the issuance, if any, of Stock upon the conversion, exchange or exercise of Company securities, or in connection with the Company’s existing at-the-market offering program, earnout obligations or the exchange agreement, as described in the Pricing Memorandum) or long-term debt of the Company and its subsidiaries, taken as a whole, or any material adverse change, or any development involving a prospective material adverse change, in or affecting (i) the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), otherwise than, in each case, as set forth or contemplated in the Pricing Memorandum, or (ii) the ability of the Company to perform its obligations under this Agreement or the Indenture including the issuance and sale of the Securities, or to consummate the transactions contemplated in the Offering Memorandum and the Pricing Disclosure Package;

(d) The Company and its subsidiaries have good and marketable title to all real property and good and marketable title to all personal property owned by them, in each case (other than, for the avoidance of doubt, intellectual property, which is covered exclusively in subsection ((z)) below), free and clear of all liens, encumbrances and defects except such as are described in the Pricing Memorandum or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are, to the Company’s knowledge, held by them under valid, subsisting and enforceable leases (subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting the rights or remedies of creditors generally; (ii) the application of general principles of equity; and (iii) applicable law and public policy with respect to rights to indemnity and contribution) with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries, taken as a whole;

(e) The Company and each of its subsidiaries (i) has been duly organized and is validly existing and in good standing under the laws of their respective jurisdiction of organization, with power and authority (corporate and other) to own or lease its properties and conduct its business as described in the Pricing Disclosure Package and the Offering Memorandum, and (ii) where applicable, has been duly qualified as a foreign corporation or other business entity for the transaction of business and is in good standing (to the extent that the concept of good standing is applicable under the law of the relevant jurisdiction) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect;

(f) The Company has an authorized capitalization as set forth in the Offering Memorandum and the Pricing Disclosure Package, and all of the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and (other than subsequent issuances, if any, pursuant to reservations, agreements or employee benefit plans referred to in the Pricing Disclosure Package and the Offering Memorandum or pursuant to the exercise of convertible securities, warrants or options referred to in the Pricing Disclosure Package and the Offering Memorandum, in each case as permitted pursuant to this Agreement) conform in all material respects to the description of the capital stock of the Company contained in the Offering Memorandum and the Pricing Disclosure Package; and all of the outstanding shares of capital stock and equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except, in the case of any foreign subsidiary, for directors’ qualifying shares) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for any such shares pledged as collateral pursuant to the credit facility dated June 3, 2020 (and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time), between Teraxion Inc. and the Canadian Imperial Bank of Commerce;

(g) Upon authentication, issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof into cash, Underlying Shares or a combination of cash and Underlying Shares, at the Company’s election, in accordance with the terms of the Securities and the Indenture; the maximum number of Underlying Shares initially issuable upon conversion of the Securities, including the maximum number of additional shares of Stock by which the Conversion Rate (as such term will be defined in the Indenture) may be increased upon conversion in connection with a Make-Whole Fundamental Change or Optional Redemption (as each such term will be defined in the Indenture) and assuming (x) a single holder of the Securities converted all of the Securities, (y) the Company elects, upon such conversion of the Securities, to deliver solely shares of Stock, other than cash in lieu of any fractional shares, in settlement of such conversion and (z) the Purchasers exercise their option to purchase the Optional Securities in full (the “Conversion Shares”) have been duly authorized and reserved and, when and, to the extent issued upon conversion of the Securities in accordance with the terms of the Securities and the Indenture, will be duly and validly issued, fully paid and non-assessable, and will conform in all material respects to the description of the capital stock of the Company contained in the Offering Memorandum and the Pricing Disclosure Package; and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights;

(h) The Securities have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the indenture, to be dated as of November 21, 2022 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”), and paid for as provided herein, will constitute valid and legally binding obligations of the Company entitled to the benefits provided thereby; the Indenture has been duly authorized by the Company and, when duly executed and delivered by the Company and the Trustee, will constitute a valid and legally binding instrument, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Securities and the Indenture will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Offering Memorandum;

(i) The Company has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company.

(j) None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System;

(k) Prior to the date hereof, the Company has not, and to its knowledge, none of its affiliates acting on its behalf has, taken any action which is designed to or which has constituted or which would reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the Offering of the Securities and in violation of Regulation M;

(l) The issue and sale of the Securities, the issuance of Conversion Shares upon conversion of the Securities, and the execution, delivery and compliance by the Company with all of the provisions of the Securities, the Indenture and this Agreement and the consummation of the transactions herein and therein contemplated and the application of the proceeds from the sale of the Securities as described under “Use of Proceeds” in the Pricing Disclosure Package and the Offering Memorandum will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) violate the provisions of the Certificate of Incorporation or By-laws (or equivalent organizational documents) of the Company or (iii) violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except, in the case of sub-clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance by the Company of the Securities, the issue and sale of the Securities, the issuance of any Underlying Shares upon conversion of the Securities, or the execution, delivery, performance by the Company of, or consummation by the Company of the transactions contemplated by, this Agreement or the Indenture, except such consents, approvals, authorizations, order, registrations or qualifications as would not, individually or in the aggregate, have a Material Adverse Effect or as may be required by The Nasdaq Capital Market or under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers;

(m) Neither the Company nor any of its subsidiaries is (i) in violation of its Certificate of Incorporation or By-laws (or equivalent organizational document) or (ii) in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except, in the case of clause (ii) above, for any such violation or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(n) The statements set forth in the Pricing Memorandum and the Offering Memorandum under the captions “Description of Notes” and “Description of Capital Stock”, insofar as they purport to constitute a summary of the terms of the Securities and the Stock, under the captions “Material U.S. Federal Income Tax Considerations”, and “Plan of Distribution”, insofar as they purport to describe the provisions of the laws and documents referred to therein, fairly summarize such laws and documents in all material respects; provided, however, that this representation and warranty shall not apply to statements or omissions made in reliance upon and in conformity with the Purchaser Information;

(o) Other than as set forth in the Pricing Disclosure Package and the Offering Memorandum, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and, to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(p) When the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;

(q) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, will not be, an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”);

(r) Neither the Company nor any person acting on its or their behalf (other than the Purchasers, as to which no representation is made) has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act (other than by means of a Permitted General Solicitation, as defined below);

(s) Within the preceding six months, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Act;

(t) The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act applicable to the Company, and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Except as disclosed in the Offering Memorandum, the Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting;

(u) Since the date of the latest audited financial statements included or incorporated by reference in the Pricing Memorandum, and except as disclosed in the Offering Memorandum, there has been no change in the Company’s internal control over financial reporting that has had a Material Adverse Effect, or is reasonably likely to have a Material Adverse Effect, on the Company’s internal control over financial reporting;

(v) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the applicable requirements of the Exchange Act; such disclosure controls and procedures have been designed to provide reasonable assurance that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and, except as disclosed in the Offering Memorandum, such disclosure controls and procedures are effective; and

(w) KPMG LLP which has audited the consolidated financial statements of the Company is an independent registered public accounting firm as required by the Act and the rules and regulations of the Commission thereunder;

(x) None of the Company, any of its subsidiaries or any director, officer (each in their capacity as such), nor, to the knowledge of the Company, any agent or employee (each in their capacity as such) acting on behalf of the Company or any of its subsidiaries has (i) made any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any applicable provision of the Foreign Corrupt Practices Act of 1977; (iv) violated or is in violation of any provision of the Bribery Act 2010 of the United Kingdom; or (v) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(y) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with the requirements of applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the various jurisdictions in which the Company and its subsidiaries conduct business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(z) None of the Company or any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or controlled affiliate of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or other relevant sanctions authority (collectively, “Sanctions”), and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(aa) Except as disclosed in the Offering Memorandum, the Company and its subsidiaries own, possess, license or have other adequate, valid and enforceable rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, Internet domain names, know-how, other unpatented or unpatentable proprietary or confidential information, systems or procedures, and other intellectual property (including all registrations and applications for registration of the foregoing, as applicable) (collectively, the “Intellectual Property”) used in, held for use in or necessary for the conduct of their respective businesses as now conducted except to the extent that the failure to own, possess, license or otherwise hold adequate, valid and enforceable rights to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Offering Memorandum (i) to the Company’s knowledge, there is no infringement, misappropriation, breach or default, or other violation by third parties of any Intellectual Property owned by, or purported to be owned by, the Company or any of its subsidiaries; (ii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by any third party challenging the Company’s or any of its subsidiaries’ rights in or to any Intellectual Property owned by, or purported to be owned by, or licensed to, the Company; (iii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by any third party challenging the validity, scope or enforceability of any Intellectual Property owned by, or purported to be owned by, the Company or any of its subsidiaries; (iv) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by any third party alleging that the Company or any of its subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any third party, and in the case of each of clauses (ii)-(iv) above, the Company is unaware of any facts which could form a reasonable basis for any such action, suit, proceeding or claim; (v) to the Company’s knowledge, there are no rights of third parties (including any liens or encumbrances) to any Intellectual Property owned by, or purported to be owned by, the Company or any of its subsidiaries, other than non-exclusive licenses granted in the ordinary course of business; (vi) to the Company’s knowledge, there is no third-party U.S. patent or published U.S. patent application which contains claims for which an Interference Proceeding (as defined in 35 U.S.C. § 135) has been commenced against any patent or patent application described in the Offering Memorandum as being owned by or exclusively licensed to the Company; (vii) to the Company’s knowledge, the Company and its subsidiaries have complied with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or such subsidiary, and, to the Company’s knowledge, all such agreements are in full force and effect; (viii) the Company and its subsidiaries have at all times taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property, including confidential information and trade secrets, the value of which to the Company or any subsidiary of the Company is contingent upon maintaining the confidentiality thereof; and (ix) to the Company’s knowledge, all founders, current and former employees, consultants, and other parties involved in the development of Intellectual Property for the Company or any of its subsidiaries have signed confidentiality and invention assignment agreements with the Company or any of its subsidiaries pursuant to which the Company or any of its subsidiaries either (1) has obtained ownership of and is the exclusive owner of such Intellectual Property, or (2) has obtained a valid right to exploit such Intellectual Property, sufficient for the conduct of the respective business as currently conducted, except, in the case of any of clauses (i)-(ix) above, as would not, individually or in the aggregate, result in a Material Adverse Effect.

(bb) The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns which have been required to be filed, or have properly requested extensions thereof, and paid all taxes due thereon through the date hereof, to the extent that such taxes have become due and are not being contested in good faith, except where the failure to so file or pay would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as otherwise disclosed in or contemplated by the Offering Memorandum, no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had, or could have, individually or in the aggregate, a Material Adverse Effect. The Company has no knowledge of any federal, state or other governmental tax deficiency, penalty or assessment which has been or might be asserted or threatened against it which would reasonably be expected to have a Material Adverse Effect.

(cc) Except as set forth in the Offering Memorandum, the Company and its subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as described in the Offering Memorandum; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of any of clauses (i), (ii) or (iii) above, for any such failure to comply or failure to receive required permits, licenses, other approvals or liability as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(dd) Except as described in the Offering Memorandum, (y) the Company and its subsidiaries are not aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws, including the release or threat of release of hazardous or toxic substances or wastes, pollutants or contaminants, that would reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company and its subsidiaries, and (z) none of the Company and its subsidiaries anticipates material capital expenditures relating to any Environmental Laws.

(ee) (i) To the Company’s knowledge, there has been no material security breach, attack or other compromise of or relating to any of the Company’s or its subsidiaries’ information technology, computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors or any third party data collected, stored, maintained, or otherwise used or processed by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”), (ii) the Company and its subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any material security breach, attack or compromise to their IT Systems and Data, (iii) the Company and its subsidiaries have complied, and are presently in compliance with, in all material respects, all applicable laws, statutes or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority and all industry guidelines, standards, internal policies and contractual obligations relating to the use, processing, privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, and (iv) the Company and its subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practice.

(ff) The Company and its subsidiaries are, and at all prior times were, in material compliance with (i) all applicable local, state, federal, and foreign data privacy and security laws, statutes, judgments, orders, and rules and regulations of any court or arbitrator or any other governmental or regulatory authority, including, without limitation, all applicable laws and regulations regarding the collection, use, transfer, export, storage, protection, disposal, disclosure or other processing by or on behalf of the Company or any of its subsidiaries of Personal Data collected from or provided by third parties, including, without limitation and to the extent applicable, the California Consumer Privacy Act of 2018, the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679) and the GDPR as it forms part of UK law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (collectively, the “Privacy Laws”), and (ii) all binding contractual obligations and binding industry standards relating to any of the foregoing. To ensure compliance with the Privacy Laws, the Company and its subsidiaries have in place, comply with and take commercially appropriate steps to ensure compliance in all material respects with their policies and procedures relating to data privacy and security and the collection, storage, use, processing, disclosure, handling, and analysis of Personal Data (defined below) (the “Policies”). “Personal Data” means (1) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number; (2) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (3) “personal data” as defined by GDPR; and (4) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation. The Company has at all times made all disclosures to users or customers required by applicable laws and regulatory rules or requirements, and none of such disclosures made or contained in any Policy have been inaccurate, misleading, deceptive or in violation of any applicable laws and regulatory rules or requirements in any material respect. The Company further certifies that neither it nor any subsidiary: (A) has received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice; (B) is currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law; or (C) is a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law.

(gg) There is no debt of, or guaranteed by, the Company or any of its subsidiaries that is rated by a “nationally recognized statistical rating organization,” as that term is defined in Section 3(a)(62) of the Exchange Act.

2.	Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97% of the principal amount thereof, the principal amount of Securities set forth opposite the name of such Purchaser in Schedule I hereto.

(a) The Company hereby grants to the Purchasers the right to purchase at their election up to $20,000,000 aggregate principal amount of Optional Securities, at the purchase price set forth in the paragraph above plus accrued and unpaid interest from the First Time of Delivery to the applicable Time of Delivery for the aggregate principal amount of Optional Securities as to which such option is exercised, for the sole purpose of covering sales of Securities in excess of the aggregate amount of the Firm Securities. Any such election to purchase Optional Securities may be exercised at any time in whole, or from time to time in part, only by written notice from you to the Company within a period of 30 calendar days after the date of this Agreement and setting forth the aggregate principal amount of Optional Securities to be purchased and the date on which such Optional Securities are to be delivered, as determined by you but in no event earlier than the First Time of Delivery (as defined in Section 4 hereof) or, unless you and the Company otherwise agree in writing, earlier than two or later than ten business days after the date of such notice.

3. Upon the authorization by you of the release of the Securities, the several Purchasers propose to offer the Securities for sale upon the terms and conditions set forth in this Agreement and the Offering Memorandum and each Purchaser, acting severally and not jointly, hereby represents and warrants to, and agrees with the Company that:

(a) It will sell the Securities only to persons who it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Act in transactions meeting the requirements of Rule 144A; and

(b) It is an Institutional Accredited Investor (within the meaning of Rule 501 under the Act).

4.	The Securities to be purchased by each Purchaser hereunder will be represented by one or more definitive global notes representing the Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the Securities to Goldman Sachs & Co. LLC, for the account of each Purchaser, against payment by or on behalf of such Purchaser of the purchase price therefor by wire transfer in Federal (same day) funds, by causing DTC to credit the Securities to the account of Goldman Sachs & Co. LLC at DTC. The Company will cause the certificates representing the Securities to be made available to Goldman Sachs & Co. LLC for checking at least twenty-four hours prior to each Time of Delivery (as defined below) at the office of Davis Polk & Wardwell LLP, 450 Lexington Ave., New York, New York 10017 (the “Closing Location”). The time and date of such delivery and payment shall be, with respect to the Firm Securities, 9:30 a.m., New York City time, on November 21, 2022 or such other time and date as Goldman Sachs & Co. LLC and the Company may agree upon in writing and, with respect to the Optional Securities, 9:30 a.m., New York City time, on the date specified by you in each written notice given by you of the Purchasers’ election to purchase such Optional Securities, or such other time and date as the Representative and the Company may agree upon in writing. Such time and date for delivery of the Firm Securities is herein called the “First Time of Delivery”, each such time and date for delivery of the Optional Securities, if not the First Time of Delivery, is herein called the “Second Time of Delivery”, and each such time and date for delivery is herein called a “Time of Delivery”.

(a) The documents to be delivered at each Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Purchasers pursuant to Section 8(k) hereof, will be delivered at such time and date at the Closing Location, and the Securities will be delivered at the office of DTC (or its designated custodian), all at such Time of Delivery. A meeting will be held at the Closing Location at 3:00 p.m., New York City time, on the New York Business Day next preceding each Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

5. The Company agrees with each of the Purchasers:

(a) To prepare the Offering Memorandum in a form approved by you; to make no amendment or any supplement to the Offering Memorandum which shall be disapproved by you promptly after reasonable notice thereof; and to furnish you with copies thereof;

(b) Promptly from time to time to take such action as you may reasonably request to qualify the Securities and any Underlying Shares for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

(c) To furnish the Purchasers with written and electronic copies of the Offering Memorandum and any amendment or supplement thereto in such quantities as you may from time to time reasonably request, and if, at any time prior to the completion of the distribution of the Securities, any event shall have occurred as a result of which the Offering Memorandum as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Memorandum is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Offering Memorandum, to notify you and upon your request to prepare and furnish without charge to each Purchaser and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Offering Memorandum or a supplement to the Offering Memorandum which will correct such statement or omission or effect such compliance;

(d) During the period beginning from the date hereof and continuing until the date that is 60 days after the First Time of Delivery, not to (i) offer, issue, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to any securities of the Company that are substantially similar to the Securities or the Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Stock or any such substantially similar securities (including, for the avoidance of doubt, Class V Common Stock), or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Stock or any such other securities, whether any such transaction is to be settled by delivery of the Stock or such other securities, in cash or otherwise, without your prior written consent; provided however, that the foregoing restrictions shall not apply to (I) Securities to be sold hereunder or the issuance of any Underlying Shares upon conversion of such Securities, (II) the issuance of Stock or other securities pursuant to the Company’s existing at-the-market offering program and/or equity incentive plans that are described in the Pricing Memorandum existing on the date of this Agreement, or upon the exercise (including net exercise) of exercisable securities or the settlement of restricted stock units (including net settlement), (III) the issuance of Stock or other securities upon the conversion or exchange of convertible or exchangeable securities or in connection with earnout obligations, or pursuant to the exchange agreement, in each case, that are described in the Pricing Memorandum and are existing as of the date of this Agreement, (IV) the Company’s entry into, or the consummation of, the privately negotiated share repurchase transactions as described under “Use of Proceeds” in the Pricing Memorandum, (V) the filing of any registration statement on Form S-8 (or any successor forms thereto) relating to securities granted or to be granted pursuant to the Company’s equity incentive plans or relating solely to any of the Company’s employee benefit plans that are described in the Pricing Memorandum and, in each case, existing on the date of this Agreement or any assumed employee benefit plan contemplated by clause (VI), and (VI) the sale or issuance of or entry into an agreement to sell or issue any securities in connection with the acquisition by the Company or one or more of its subsidiaries, whether through merger or acquisition of securities, businesses, property or other assets of another person or entity, or a joint venture or other strategic alliance or relationship; provided that, the aggregate number of shares that the Company may sell or issue pursuant to this clause (VI) shall not exceed 10% of the total number of shares of the Company’s capital stock issued and outstanding immediately following the completion of the transaction contemplated herein; and provided further that any such securities issued or sold pursuant to this clause (VI) shall be subject to a lock-up letter in the form of Annex I hereto executed by each recipient of any such securities;

(e) Not to be or become, at any time prior to the expiration of two years after each Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

(f) At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities and prospective purchasers of Securities designated by such holders, information (the “Additional Issuer Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act, unless at such time such holders’ Securities are freely transferable (as defined in the “Description of Notes” section of the Offering Memorandum);

(g) During the period of one year after the latest Time of Delivery, the Company will not, and will not permit any of its controlled “affiliates” (as defined in Rule 144 under the Act) to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them (other than pursuant to a registration statement that has been declared effective under the Act);

(h) To use the net proceeds received by the Company from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Memorandum under the caption “Use of Proceeds”;

(i) To reserve and keep available at all times, free of preemptive rights, the Conversion Shares for the purpose of enabling the Company to satisfy any obligations to issue Underlying Shares upon conversion of the Securities; and

(j) To use its commercially reasonable efforts to list for trading, subject to official notice of issuance, the Conversion Shares on the Exchange.

6.	The Company represents and agrees that, without the prior consent of Goldman Sachs & Co. LLC, it and its affiliates and any other person acting on its or their behalf (other than the Purchasers, as to which no statement is given) (x) have not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Act (any such offer is hereinafter referred to as a “Company Supplemental Disclosure Document”) and (y) have not solicited and will not solicit offers for, and have not offered or sold and will not offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D other than any such solicitation listed on Schedule II(d) (each such solicitation, a “Permitted General Solicitation”; each written general solicitation document listed on Schedule II(d), a “Permitted General Solicitation Material”);

(i) Each Purchaser, severally and not jointly, represents and agrees that, without the prior consent of the Company and Goldman Sachs & Co. LLC, other than one or more term sheets relating to the Securities containing customary information and conveyed to purchasers of securities or any Permitted General Solicitation Material, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute a “free writing prospectus,” as defined in Rule 405 under the Act (any such offer (other than any such term sheets and any Permitted General Solicitation Material), is hereinafter referred to as a “Purchaser Supplemental Disclosure Document”); and

(ii) Any Company Supplemental Disclosure Document, Purchaser Supplemental Disclosure Document or Permitted General Solicitation Material, the use of which has been consented to by the Company and Goldman Sachs & Co. LLC, is listed as applicable on Schedule II(b), Schedule II(c) or Schedule II(d) hereto, respectively.

7. The Company covenants and agrees with the several Purchasers that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issue of the Securities and any Underlying Shares and all other expenses in connection with the preparation, printing, reproduction and filing of the Preliminary Offering Memorandum and the Offering Memorandum and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Purchasers and dealers; (ii) the cost of printing or producing this Agreement, the Indenture, the Securities, closing documents (including any compilations thereof), Permitted General Solicitation Materials and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all expenses in connection with the qualification of the Securities and any Underlying Shares for offering and sale under state securities laws as provided in Section 5(b) hereof, including the reasonable and documented fees and disbursements of counsel for the Purchasers in connection with such qualification and in connection with the Blue Sky and legal investment surveys (such fees not to exceed $15,000 in the aggregate); (iv) any fees charged by securities rating services for rating the Securities; (v) the cost of preparing the Securities; (vi) the fees and expenses of the Trustee and any agent of the Trustee and the reasonable and documented fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities; (vii) any cost incurred in connection with the listing of the Conversion Shares; and (viii) all other costs and expenses incidental to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, and Sections 9 and 12 hereof, the Purchasers will pay all of their own costs and expenses, including the fees and disbursements of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

8. The obligations of the Purchasers hereunder shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of each Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a) Davis Polk & Wardwell LLP, counsel for the Purchasers, shall have furnished to you such written opinion and negative assurance letter, dated such Time of Delivery, in form and substance satisfactory to you, with respect to such matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(b) O’Melveny & Myers LLP, counsel for the Company, shall have furnished to you their written opinion and negative assurance letter, dated such Time of Delivery, in form and substance satisfactory to you.

(c) On the date of the Offering Memorandum concurrently with the execution of this Agreement and also at such Time of Delivery, KPMG LLP shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you;

(d) (i) The Company and its subsidiaries, taken as a whole, shall not have sustained, since the date of the latest audited financial statements included or incorporated by reference in the Pricing Memorandum, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Memorandum, and (ii) since the respective dates as of which information is given or incorporated by reference in the Pricing Memorandum, there shall not have been any change in the capital stock (other than as a result of (x) the exercise of stock options, the vesting of restricted stock or restricted stock units or the granting of stock options, restricted stock or restricted stock units in the ordinary course of business pursuant to the Company’s equity plans that are described in the Pricing Memorandum or (y) the repurchase of Stock which were issued pursuant to the early exercise of stock options by option holders or restricted stock awards issued pursuant to the Company’s equity plans that are described in the Pricing Memorandum or (z) the exercise of warrants or the issuance, if any, of Stock upon the conversion, exchange or exercise of Company securities, or in connection with the Company’s existing at-the-market offering program, earnout obligations or the exchange agreement, as described in the Pricing Memorandum) or long-term debt of the Company and its subsidiaries, taken as a whole, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, other than as set forth or contemplated in the Pricing Memorandum, the effect of which, in any such case described in clause (i) or (ii), is in your judgment so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities being delivered at such Time of Delivery on the terms and in the manner contemplated in this Agreement and in each of the Pricing Disclosure Package and the Offering Memorandum;

(e) To reserve and keep available at all times, free of preemptive rights, the Conversion Shares for the purpose of enabling the Company to satisfy any obligations to issue Underlying Shares upon conversion of the Securities;

(f) The Conversion Shares shall have been duly listed, subject to official notice of issuance, for quotation on the NASDAQ Stock Market (the “Exchange”);

(g) On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the Exchange; (ii) a suspension or material limitation in trading in the Company’s securities on the Exchange; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in your judgment makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in the Pricing Disclosure Package and the Offering Memorandum;

(h) The Company shall have obtained and delivered to the Purchasers executed copies of an agreement from each member of the Company’s board of directors and each executive officer of the Company, as set forth in Schedule IV hereto, substantially to the effect set forth in Annex I hereto in form and substance satisfactory to you;

(i) The Purchasers shall have received an executed original copy of the Indenture;

(j) The Securities shall be eligible for clearance and settlement through the facilities of DTC;

(k) The Company shall have furnished or caused to be furnished to you at such Time of Delivery certificates of an officer of the Company reasonably satisfactory to you as to the accuracy of the representations and warranties of the Company herein at and as of such Time of Delivery, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in subsection (d) of this Section and as to such other matters as you may reasonably request.

9.	The Company will indemnify and hold harmless each Purchaser against any losses, claims, damages or liabilities, joint or several, to which such Purchaser may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum, the Pricing Memorandum, the Pricing Disclosure Package, the Offering Memorandum, or any amendment or supplement thereto, any Company Supplemental Disclosure Document, any Permitted General Solicitation Material or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Memorandum, the Pricing Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any such amendment or supplement thereto, any Company Supplemental Disclosure Document or any Permitted General Solicitation Material, in reliance upon and in conformity with the Purchaser Information.

(a) Each Purchaser, severally and not jointly, will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, the Pricing Memorandum, the Pricing Disclosure Package, the Offering Memorandum, or any amendment or supplement thereto, or any Company Supplemental Disclosure Document, any Permitted General Solicitation Material or arise out of or are based upon the omission or alleged omission to state therein a material fact or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Preliminary Offering Memorandum, the Pricing Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any such amendment or supplement thereto, any Company Supplemental Disclosure Document or any Permitted General Solicitation Material, in reliance upon and in conformity with the Purchaser Information; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred. As used in this Agreement with respect to a Purchaser and an applicable document, “Purchaser Information” shall mean the written information furnished to the Company by such Purchasers through the Representative expressly for use therein; it being understood and agreed upon that the only such information furnished by any Purchaser consists of the following information in the Offering Memorandum furnished on behalf of each Purchaser: the information contained in the second sentence of the fourth paragraph, the eighth paragraph, the first sentence of the ninth paragraph, the tenth paragraph and the second sentence of the eleventh paragraph under the caption “Plan of Distribution”; and in the third sentence of the first paragraph under the caption “Transfer Restrictions”.

(b) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection unless and to the extent the indemnifying party has been materially prejudiced through the forfeiture by the indemnified party of substantial rights and defenses. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(c) If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Purchasers, in each case as set forth in the Offering Memorandum. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it and distributed to investors were offered to investors exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint.

(d) The obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of each Purchaser, and each person, if any, who controls any Purchaser within the meaning of the Act; and the obligations of the Purchasers under this Section 9 shall be in addition to any liability which the respective Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Act.

10.	If any Purchaser shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein. If within thirty-six hours after such default by any Purchaser you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to you to purchase such Securities on such terms. In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone such Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Offering Memorandum, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments or supplements to the Offering Memorandum which in your opinion may thereby be made necessary. The term “Purchaser” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(a) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Purchaser to purchase the principal amount of Securities which such Purchaser agreed to purchase hereunder at such Time of Delivery and, in addition, to require each non-defaulting Purchaser to purchase its pro rata share (based on the principal amount of Securities which such Purchaser agreed to purchase hereunder) of the Securities of such defaulting Purchaser or Purchasers for which such arrangements have not been made; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

(b) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of Securities which remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities to be purchased at such Time of Delivery, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Purchasers to purchase Securities of a defaulting Purchaser or Purchasers, then this Agreement (or, with respect to a Second Time of Delivery, the obligations of the Purchasers to purchase and of the Company to sell the Optional Securities) shall thereupon terminate, without liability on the part of any non-defaulting Purchaser or the Company, except for the expenses to be borne by the Company and the Purchasers as provided in Section 7 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

11. The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Purchaser or any controlling person of any Purchaser, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Securities.

12. If this Agreement shall be terminated pursuant to Section 10 hereof, the Company shall not then be under any liability to any Purchaser except as provided in Sections 7 and 9 hereof; but, if for any other reason, the Securities are not delivered by or on behalf of the Company as provided herein, or the Purchasers decline to purchase the Securities for any reason permitted under this Agreement, the Company will reimburse the Purchasers through you for all documented out-of-pocket expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Purchasers in making preparations for the purchase, sale and delivery of the not so delivered Securities, but the Company shall then be under no further liability to any Purchaser except as provided in Sections 7 and 9 hereof.

13.  In all dealings hereunder, you shall act on behalf of each of the Purchasers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Purchaser made or given by you.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Purchasers to properly identify their respective clients.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchasers shall be delivered or sent by mail or facsimile transmission to you as the Representative at 200 West Street, New York, New York 10282-2198, Attention: Registration Department; and if to the Company shall be delivered or sent by mail or facsimile transmission to the address of the Company set forth in the Offering Memorandum, Attention: Chief Legal Officer, with a copy to Mark Peterson and Ryan Coombs of O’Melveny & Myers LLP, 610 Newport Center Drive, 17th Floor, Newport Beach, CA 92660; provided, however, that any notice to a Purchaser pursuant to Section 9 hereof shall be delivered or sent by mail or facsimile transmission to such Purchaser at its address set forth in its Purchasers’ Questionnaire, which address will be supplied to the Company by you upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

14. This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Company and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company or any Purchaser and each person who controls the Company or any Purchaser, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Purchaser shall be deemed a successor or assign by reason merely of such purchase.

15. Time shall be of the essence of this Agreement.

16. The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Purchaser is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that the Purchasers, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

17. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Purchasers, or any of them, with respect to the subject matter hereof.

18. This Agreement and any transaction contemplated by this Agreement and any claim, controversy or dispute arising under or related thereto shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws that would result in the application of any other law than the laws of the State of New York. The Company and each Purchaser agrees that any suit or proceeding arising in respect of this Agreement or any transaction contemplated by this Agreement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the Company and each Purchaser agrees to submit to the jurisdiction of, and to venue in, such courts.

19. The Company and each of the Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

21. Notwithstanding anything herein to the contrary, the Company (and the Company’s employees, representatives, and other agents) are authorized to disclose to any and all persons, the tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without the Purchasers’ imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax treatment” means US federal and state income tax treatment, and “tax structure” is limited to any facts that may be relevant to that treatment.

22. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Purchaser that is a Covered Entity or a BHC Act Affiliate of such Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c) As used in this section:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this letter by signing in the space provided below, and upon the acceptance hereof by you, on behalf of each of the Purchasers, this letter and such acceptance hereof shall constitute a binding agreement among each of the Purchasers and the Company. It is understood that your acceptance of this letter on behalf of each of the Purchasers is pursuant to the authority set forth in a form of Agreement among Purchasers, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours,

indie Semiconductor, Inc.

By:	/s/ Thomas Schiller
Name:	Thomas Schiller
Title:	Chief Financial Officer and EVP of Strategy

Accepted as of the date hereof:

Goldman Sachs & Co. LLC

By:	/s/ Michael Voris
Name:	Michael Voris
Title:	Managing Director

On behalf of each of the Purchasers

[Signature Page to Purchase Agreement]

SCHEDULE I

Purchaser	Principal Amount of Securities to be Purchased
Goldman Sachs & Co. LLC	$98,000,000
Deutsche Bank Securities Inc.	$21,000,000
B. Riley Securities, Inc.	$4,200,000
The Benchmark Company, LLC	$4,200,000
Craig-Hallum Capital Group LLC	$4,200,000
KeyBanc Capital Markets Inc.	$4,200,000
Roth Capital Partners, LLC	$4,200,000
Total	$140,000,000

SCHEDULE II

(a)	Additional Documents Incorporated by Reference:

(b)	Company Supplemental Disclosure Documents:

Electronic Roadshow Presentation, dated November 16, 2022

(c)	Purchaser Supplemental Disclosure Documents: None.

(d)	Permitted General Solicitation Materials:

Press release of the Company dated November 16, 2022 relating to the announcement of the offering of the Securities.

Press release of the Company dated November 17, 2022 relating to the pricing of the offering of the Securities.

SCHEDULE III

[Pricing Term Sheet]

PRICING TERM SHEET	STRICTLY CONFIDENTIAL

DATED NOVEMBER 16, 2022

indie Semiconductor, Inc.

$140,000,000

4.500% CONVERTIBLE SENIOR NOTES DUE 2027

The information in this pricing term sheet supplements indie Semiconductor, Inc.’s preliminary offering memorandum, dated November 16, 2022 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum only to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum, including all other documents incorporated by reference therein. References to “we,” “our” and “us” refer to indie Semiconductor, Inc. and not to its consolidated subsidiaries. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars. The size of the offering was increased from the previously announced offering of $125,000,000 aggregate principal amount of notes. The final offering memorandum relating to the offering will reflect conforming changes relating to such increase in the size of the offering.

Issuer:	indie Semiconductor, Inc., a Delaware corporation.

Ticker/Exchange for Our Class A Common Stock (“common stock”):	“INDI”/The Nasdaq Capital Market.

Securities:	4.500% Convertible Senior Notes due 2027 (the “notes”).

Principal Amount:	$140,000,000.

Option to Purchase Additional Notes:	$20,000,000.

Denominations:	$1,000 and multiples of $1,000 in excess thereof.

Ranking:	Senior unsecured.

Maturity:	November 15, 2027, unless earlier repurchased, redeemed or converted.

Redemption at our Option:

We may not redeem the notes prior to November 20, 2025. We may redeem for cash all or any portion of the notes, at our option, on or after November 20, 2025 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. If we redeem fewer than all of the outstanding notes, at least $50 million aggregate principal amount of notes must be outstanding and not be subject to redemption as of the relevant redemption notice date. No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

We will give notice of any redemption not less than 50 or more than 70 scheduled trading days before the redemption date by mail or electronic delivery to the trustee, the paying agent, the conversion agent and each holder of notes.

We will not, and we will not be permitted to, send a notice of redemption so long as, as of the date of the notice of redemption, we have failed to file all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable (and other than Current Reports on Form 8-K), during the preceding 12 months (or for such shorter period that we were required to file such reports and materials), after giving effect to all applicable grace periods thereunder. See “Description of Notes—Optional Redemption” in the Preliminary Offering Memorandum.

Fundamental Change:	If we undergo a “fundamental change” (as defined in the Preliminary Offering Memorandum under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions and certain limited exceptions, holders may require us to repurchase for cash all or a portion of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes” in the Preliminary Offering Memorandum.

Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption:	See page 5 of this pricing term sheet.

Interest and Interest Payment Dates:	4.500% per year. Interest will accrue from November 21, 2022 and will be payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2023.

Regular Record Dates:	May 1 and November 1 of each year, immediately preceding the May 15 and November 15 interest payment date, as the case may be.

Issue Price:	100% of principal, plus accrued interest, if any, from November 21, 2022 if settlement occurs after that date.

Last Reported Sale Price of Our Common Stock on The Nasdaq Capital Market on November 16, 2022:	$6.655 per share.

Initial Conversion Rate:	115.5869 shares of common stock per $1,000 principal amount of the notes, subject to adjustment.

Initial Conversion Price:	Approximately $8.65 per share of common stock, subject to adjustment.

Conversion Premium:	Approximately 30.0% above the last reported sale price of our common stock on The Nasdaq Capital Market on November 16, 2022.

Settlement Method:	Cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in the Preliminary Offering Memorandum.

Certain Limitations on Settlement:

For so long as the common stock is registered under the Exchange Act, a beneficial owner of notes will not be entitled to receive shares of common stock upon conversion of any notes at any time when the aggregate number of shares of common stock that may be acquired by such beneficial owner upon conversion of notes would, when added to the aggregate number of shares of common stock deemed beneficially owned, directly or indirectly, by such beneficial owner and each person subject to aggregation of common stock with such beneficial owner under Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder at such time (an “aggregated person”) (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on such beneficial owner’s or such person’s right to convert, exercise or purchase similar to this limitation), as determined pursuant to the rules and regulations promulgated under Section 13(d) of the Exchange Act, exceed 9.99% of the total issued and outstanding shares of common stock; provided that if such beneficial owner is so prevented from receiving any shares of common stock to which it would otherwise be entitled, the Company’s obligation to deliver such shares of common stock shall not be extinguished, and the Company shall deliver such shares of common stock (or any designated portion thereof) within three business days following delivery of written notice from the converting beneficial owner to the Company that receipt of such shares (or any designated portion thereof) would not be prohibited by this provision.

Sole Book-Running Manager:	Goldman Sachs & Co. LLC

Co-Managers:	Deutsche Bank Securities Inc. B. Riley Securities, Inc. The Benchmark Company, LLC Craig-Hallum Capital Group LLC KeyBanc Capital Markets Inc. Roth Capital Partners, LLC

Pricing Date:	November 16, 2022.

Trade Date:	November 17, 2022.

Expected Settlement Date:	November 21, 2022 (T+2).

CUSIP Number (144A):	45569U AA9.

ISIN (144A):	US45569UAA97.

Listing:	None.

Use of Proceeds:

We estimate that the proceeds from the offering will be approximately $135.0 million (or approximately $154.5 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting fees and estimated offering expenses payable by us.

We expect to use a portion of the net proceeds from the offering for the concurrent repurchase of shares of our common stock, as described below, and to use the remainder of the net proceeds from the offering for general corporate purposes, which may include additional repurchases of common stock and/or purchases of our warrants to purchase common stock and potential acquisitions. See “Use of Proceeds” in the Preliminary Offering Memorandum.

Concurrent Stock Repurchase:

Concurrently with the pricing of the notes, we entered into privately negotiated transactions through one of the initial purchasers to repurchase approximately 1.1 million shares of common stock for a purchase price of approximately $7.4 million. This repurchase may have increased, or reduced the size of any decrease in, the trading price of the common stock, and may have affected the initial terms of the notes, including the conversion price of the notes.

Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption

Holders who convert their notes in connection with a make-whole fundamental change occurring prior to the maturity date of the notes or who convert their notes called for redemption (or deemed called for redemption) during the period from, and including, the date of issuance of a notice of redemption with respect to such note until the close of business on the second scheduled trading day immediately preceding the relevant redemption date may be entitled to an increase in the conversion rate for the notes so surrendered for conversion as set forth in the Preliminary Offering Memorandum under the caption “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption.”

The following table sets forth the number of additional shares by which the conversion rate for the notes will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$6.655	$7.00	$7.75	$8.65	$9.00	$9.50	$10.00	$11.25	$12.00	$15.00	$20.00	$30.00	$40.00	$50.00
November 21, 2022	34.6760	31.7757	26.5781	21.8324	20.3156	18.4000	16.7340	13.4062	11.8433	7.5833	4.0060	1.2227	0.2758	0.0000
November 15, 2023	34.6760	31.7757	26.3084	21.2116	19.6044	17.5958	15.8680	12.4800	10.9225	6.8053	3.5155	1.0493	0.2235	0.0000
November 15, 2024	34.6760	31.6029	25.3342	19.8405	18.1444	16.0526	14.2820	10.9058	9.4033	5.6227	2.8240	0.8220	0.1563	0.0000
November 15, 2025	34.6760	30.3014	23.2606	17.3064	15.5267	13.3811	11.6160	8.4107	7.0675	3.9667	1.9440	0.5537	0.0790	0.0000
November 15, 2026	34.6760	28.2243	19.7871	13.0798	11.2067	9.0642	7.4160	4.7564	3.7942	1.9600	0.9855	0.2817	0.0195	0.0000
November 15, 2027	34.6760	27.2700	13.4452	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

●	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight- line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year or 366-day year, as applicable.

●	If the stock price is greater than $50.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

●	If the stock price is less than $6.655 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 150.2629 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth in the Preliminary Offering Memorandum under the caption “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

[Remainder of Page Intentionally Blank]

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the notes or the offering. This communication does not constitute an offer to sell or the solicitation of an offer to buy any notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The notes and any shares of common stock issuable upon conversion of the notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws, and may not be offered or sold within the United States or any other jurisdiction, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. The initial purchasers are initially offering the notes only to persons reasonably believed to be qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act.

The notes and any shares of common stock issuable upon conversion of the notes are not transferable except in accordance with the restrictions described under “Notice to Investors” and “Transfer Restrictions” in the Preliminary Offering Memorandum.

A copy of the Preliminary Offering Memorandum for the offering of the notes may be obtained by contacting your representative at Goldman Sachs & Co. LLC.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

Schedule IV

List of lock-up parties

1.	David Aldrich

2.	Donald McClymont

3.	Dr. Ichiro Aoki

4.	Diane Biagianti

5.	Diane Brink

6.	Peter Kight

7.	Dr. Karl-Thomas Neumann

8.	Jeffrey Owens

9.	Sonalee Parekh

10.	Scott Kee

11.	Steve Machuga

12.	Tom Schiller

ANNEX I

[Form of Lock-Up Agreement]

indie Semiconductor, Inc.

Lock-Up Agreement

[●], 2022

Goldman Sachs & Co. LLC

As Representative of the several Purchasers

named in Schedule I to the Purchase Agreement

c/o Goldman Sachs & Co. LLC
200 West Street

New York, NY 10282-2198

Re:	indie Semiconductor, Inc. - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representative (the “Representative”), propose to enter into a Purchase Agreement (the “Purchase Agreement”) on behalf of the several Purchasers named in Schedule I to such agreement (collectively, the “Purchasers”), with indie Semiconductor, Inc., a Delaware corporation (the “Company”), providing for the offering and sale (the “Offering”) of Convertible Senior Notes of the Company (the “Convertible Notes”), convertible into cash, shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company, or a combination of cash and shares of Class A Common Stock at the Company’s election.

In consideration of the agreement by the Purchasers to offer and sell the Convertible Notes, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of this letter (the “Lock-Up Agreement”) and continuing to and including the date that is 60 days after the date of the Offering Memorandum (including the documents incorporated by reference therein, the “Offering Memorandum”) used to sell the Convertible Notes in the Offering (such period, the “Lock-Up Period”), the undersigned shall not, and shall not cause or direct any of its affiliates to, (i) offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of (a) any shares of Class A Common Stock, (b) any shares of Class V common stock of the Company (the “Class V Common Stock” and, together with the Class A Common Stock, the “Common Stock”), or (c) any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock (such shares of Common Stock, options, rights, warrants or other securities, collectively, “Lock-Up Securities”), including without limitation any such Lock-Up Securities now owned or hereafter acquired by the undersigned, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Common Stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”), (iii) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities or (iv) otherwise publicly announce any intention to engage in or cause any action, activity, transaction or arrangement described in clause (i), (ii) or (iii) above. The undersigned represents and warrants that the undersigned is not, and has not caused or directed any of its affiliates to be or become, currently a party to any agreement or arrangement that provides for, is designed to or reasonably could be expected to lead to or result in any Transfer, except as permitted hereunder, during the Lock-Up Period.

Notwithstanding the foregoing, the undersigned may:

(a)	transfer the undersigned’s Lock-Up Securities (i) as one or more bona fide gifts or charitable contributions, or for bona fide estate planning purposes, (ii) upon death by will, testamentary document or intestate succession, (iii) if the undersigned is a natural person, to any member of the undersigned’s immediate family (for purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin) or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned or, if the undersigned is a trust, to a trustor or beneficiary of the trust or the estate of a beneficiary of such trust, (iv) to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a)(i) through (iv) above, (vi) if the undersigned is a corporation, partnership, limited liability company or other business entity, (A) to another corporation, partnership, limited liability company or other business entity that is an affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity which fund or entity is controlled or managed by or under common control with the undersigned or affiliates of the undersigned, or (B) as part of a distribution by the undersigned to its stockholders, partners, members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders, (vii) by operation of law or court order, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, (viii) to the Company from an employee of the Company upon death, disability or termination of employment, in each case, of such employee, (ix) if the undersigned is not an officer or director of the Company, in connection with a sale of the undersigned’s shares of Common Stock acquired in open market transactions after the closing date of the Offering, (x) to the Company in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of Common Stock (including, in each case, by way of “net” or “cashless” exercise) that are scheduled to expire or automatically vest during the Lock-Up Period, including any transfer to the Company for the payment of tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, options, warrants or other rights, or in connection with the conversion of convertible securities, in all such cases pursuant to equity awards granted under a stock incentive plan or other equity award plan, or pursuant to the terms of convertible securities, each as described in the Offering Memorandum relating to the Offering immediately prior to the time the Purchase Agreement is executed, provided that any securities received upon such vesting, settlement, exercise or conversion shall be subject to the terms of this Lock- Up Agreement, (xi) pursuant to a plan established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that is established prior to the date of this Lock-up Agreement, or (xii) with the prior written consent of Goldman Sachs & Co. LLC on behalf of the Purchasers; provided that (A) in the case of clauses (a)(i), (ii), (iii), (iv), (v) and (vi) above, such transfer or distribution shall not involve a disposition for value, (B) in the case of clauses (a)(i), (ii), (iii), (iv), (v) and (vi) above, it shall be a condition to the transfer or distribution that the donee, devisee, transferee or distributee, as the case may be, shall sign and deliver a lock-up agreement in the form of this Lock-Up Agreement, (C) in the case of clauses (a)(i), (ii), (iii), (iv), (v) and (vi) above, no filing by any party (including, without limitation, any donor, donee, devisee, transferor, transferee, distributor or distributee) under the Exchange Act or other public filing, report or announcement reporting a reduction in beneficial ownership of Lock-Up Securities shall be required or shall be voluntarily made in connection with such transfer or distribution, and (D) in the case of clauses (a)(vii), (viii), (ix), (x) and (xi) above, no filing under the Exchange Act or other public filing, report or announcement shall be voluntarily made, and if any such filing, report or announcement shall be legally required during the Lock-Up Period, such filing, report or announcement shall clearly indicate in the footnotes thereto the circumstances of such transfer or distribution;

(b)	enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the transfer, sale or other disposition of the undersigned’s Lock-Up Securities, if then permitted by the Company, provided that none of the securities subject to such plan may be transferred, sold or otherwise disposed of until after the expiration of the Lock-Up Period and no public announcement, report or filing under the Exchange Act, or any other public filing, report or announcement, shall be required or shall be voluntarily made regarding the establishment of such plan during the Lock-Up Period; and

(c)	transfer the undersigned’s Lock-Up Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company and made to all holders of the Company’s capital stock involving a Change of Control of the Company (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the undersigned’s Lock-Up Securities shall remain subject to the provisions of this Lock-Up Agreement.

If the undersigned is not a natural person, the undersigned represents and warrants that no single natural person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than a natural person, entity or “group” (as described above) that has executed a Lock- Up Agreement in substantially the same form as this Lock-Up Agreement, beneficially owns, directly or indirectly, 50% or more of the common equity interests, or 50% or more of the voting power, in the undersigned.

The undersigned now has, and, except as contemplated by clauses (a) and (c) of the third paragraph of this Lock-Up Agreement, for the duration of this Lock-Up Agreement will have, good and marketable title to the undersigned’s Lock-Up Securities, free and clear of all liens, encumbrances and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Lock-Up Securities except in compliance with the foregoing restrictions.

The undersigned acknowledges and agrees that none of the Purchasers has made any recommendation or provided any investment or other advice to the undersigned with respect to this Lock-Up Agreement or the subject matter hereof, and the undersigned has consulted its own legal, accounting, financial, regulatory, tax and other advisors with respect to this Lock-Up Agreement and the subject matter hereof to the extent the undersigned has deemed appropriate. The undersigned further acknowledges and agrees that, although the Purchasers may have provided or hereafter provide to the undersigned in connection with the Offering a Form CRS and/or certain other disclosures as contemplated by Regulation Best Interest, the Purchasers have not made and are not making a recommendation to the undersigned to enter into this Lock-Up Agreement or to transfer, sell or dispose of, or to refrain from transferring, selling or disposing of, any shares of Common Stock, and nothing set forth in such disclosures or herein is intended to suggest that any Purchaser is making such a recommendation.

This Lock-Up Agreement shall automatically terminate and the undersigned shall be released from all of his, her or its obligations hereunder upon the earlier of (i) the date on which for any reason the Purchase Agreement is terminated (other than the provisions thereof that survive termination) prior to payment for and delivery of the Convertible Notes to be sold thereunder (other than pursuant to the Purchasers’ option thereunder to purchase additional Convertible Notes), (ii) the date on which the Company notifies the Representative, in writing and prior to the execution of the Purchase Agreement, that it does not intend to proceed with the Offering, (iii) February 1, 2023, in the event that the Purchase Agreement has not been executed by such date (provided, however, that the Company may, by written notice to the undersigned prior to such date, extend such date by a period of up to an additional 90 days) and (iv) the expiration of the Lock-Up Period.

The undersigned understands that the Company and the Purchasers are relying upon this Lock-Up Agreement in proceeding toward consummation of the Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws that would result in the application of any law other than the laws of the State of New York. This Lock-Up Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Very truly yours,

IF AN INDIVIDUAL:		IF AN ENTITY:

By:
	(duly authorized signature)	(please print complete name of entity)

Name:		By:
	(please print full name)		(duly authorized signature)

Name:
(please print full name)

Title:
(please print full title)

[Signature Page to Lock-Up Agreement]